Exhibit 99.1

OurPet’s Company Reports Record 2016 First Quarter Results

FAIRPORT HARBOR, Ohio – May 2, 2016—OurPet’s Company (OTCQX:OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reports record net revenue and record net income for the three months ended March 31, 2016.

First Quarter 2016 net revenue increased 10.3% to $6.17 million compared to $5.59 million for the same period last year. Net income increased 24.7% to a record $266,581 for the 2016 first quarter compared to $213,792 a year ago. Earnings per diluted share were $0.01 for the first quarter of 2016 and 2015.

Dr. Steven Tsengas, Chairman and CEO comments, “These results reflect our continued ability to successfully execute our business strategy. Our E-Commerce and Food, Drug, Mass retail channels led the way this quarter with year over year sales growth of 14% and 8% respectively. Q1’16 sales in the Pet Specialty market were about the same as Q1’15 sales, though we expect sales growth to improve for the balance of the year. International sales declined about 7.1% due to the strength of the US dollar. We are pleased that all major product categories showed a strong performance with Waste & Odor up 64%, Toys/Accessories up 10% and Bowls/Feeders up 9%.”

Dr. Tsengas continues, “Our profitability exceeded that of Q1’15 by almost 25%, though our gross profit margin of 29.7% was slightly below last year’s 30.3% due to product mix. S, G & A expenses as a percent of sales declined a full percent from 23.9% to 22.9%, a reflection of our maintaining tight cost controls. Income from operations increased 16.5% to $415,269 for the 2016 first quarter versus $356,313 for the 2015 first quarter mainly due to higher sales as S, G & A expenses increased by only $78,556. Our inventory also declined to approximately $7.44 million from approximately $7.91 million at the beginning of the year, the result of an ongoing initiative to reduce our inventory below $7,000,000 by year end without sacrificing any on-time or fill rate metrics.”

Dr. Tsengas concludes, “One of our highlights every first quarter is the Global Pet Expo international trade show held in Orlando, Florida where we present our new, innovative products to the market. This year we presented our new Intelligent Pet Care™ product line that features BlueTooth® and wireless connectivity for three products: our SmartScoop® - Intelligent Litter Box, our SmartLink™ Feeder - Intelligent Pet Bowl and our SmartLink™ Waterer - Intelligent Water Fountain. These products enhance the convenience of pet ownership and the connectivity between pets and pet owners by monitoring various activities that can be interpreted as indicators of pet health such as drinking, feeding and elimination behavior. This information is then transmitted to pet owners through their smartphones. We also introduced our 100% Natural Switchgrass BioChar litter, which produced favorable results when tested against the competition. Needless to say, we are really excited about the balance of 2016.”

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investor and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s SEC reports. For further information, contact:

OurPet’s Company

Fairport Harbor, Ohio

Dr. Steven Tsengas, CEO
(440) 354-6500, x111 (Direct)

Corporate Communications

DreamTeam.Network (DTN)

Austin, Texas

www.DreamTeamNetwork.com

(512) 758-8877 (Direct)

Editor@DreamTeamNetwork.com

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Three Months Ended
	March 31,
	2016	2015

Net revenue	$6,175,985	$5,597,322
Cost of goods sold	4,344,128	3,902,977
Gross profit on sales	1,831,857	1,694,345

Selling, general and administrative expenses	1,416,588	1,338,032

Income from operations	415,269	356,313

Other (income) and expense, net	(27,006)	(4,723)
Interest expense	32,835	24,507
Income before taxes	409,440	336,529

Income Tax expense	142,859	122,737
Net Income	$266,581	$213,792

Basic and Diluted Earnings Per Common Share
After Dividend Requirements For Preferred
Stock:
Net Income	$0.01	$0.01

Weighted average number of common shares
outstanding used to calculate
basic earnings per share	17,627,586	17,553,077

Weighted average number of common and
equivalent shares outstanding used to
calculate diluted earnings per share	19,458,840	19,267,328

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$77,891	$100,000
Receivables, net	3,928,728	4,294,810
Inventories, net	7,441,353	7,914,613
Prepaid expenses	763,808	582,676
Total current assets	12,211,780	12,892,099

LONG TERM ASSETS
Property and equipment, net	1,929,585	1,873,260
Amortizable intangible assets, net	362,654	357,341
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	18,003	18,003
Total long term assets	2,838,753	2,777,115

Total assets	$15,050,533	$15,669,214

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	263,128	276,890
Accounts payable	948,614	1,582,849
Accrued expenses	486,090	571,858
Total current liabilities	1,697,832	2,431,597

LONG TERM LIABILITIES
Long-term debt - less current portion above	817,520	876,248
Revolving line of credit	3,180,032	3,267,170
Deferred income taxes	315,203	333,834
Total long term liabilities	4,312,755	4,477,252

Total liabilities	6,010,587	6,908,849

Stockholders' Equity	9,039,946	8,760,365

Total liabilities and stockholders' equity	$15,050,533	$15,669,214